The information in this Prospectus Supplement is not complete and may be changed. A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission. Neither this Prospectus Supplement nor the accompanying Prospectus is an offer to sell these securities and neither is soliciting any offer to buy these securities in any state where the offer or sale is not permitted.



                  Subject to Completion, dated August 27, 1999

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED AUGUST 27, 1999)

                              FPL GROUP CAPITAL INC

                  $       % DEBENTURES, SERIES DUE      , 200
                  $       % DEBENTURES, SERIES DUE      , 200

               THE DEBENTURES WILL BE ABSOLUTELY, IRREVOCABLY AND
                          UNCONDITIONALLY GUARANTEED BY
                                 FPL GROUP, INC.

                            -------------------------

          FPL Group Capital will pay interest, in cash, on the Debentures of
each series on     and     of each year, beginning      , 1999. FPL Group
Capital may redeem the Debentures of either series at any time prior to their maturity, in whole or in part, upon at least 30 but not more than 60 days notice, at a redemption price calculated using the formula set forth on pages S-4 through S-5 of this prospectus supplement.

          FPL Group Capital's corporate parent, FPL Group, has agreed to absolutely, irrevocably and unconditionally guarantee the payment of principal, interest and premium on the Debentures of each series. The Debentures are unsecured and rank equally with FPL Group Capital's other unsecured indebtedness. FPL Group Capital does not plan to list the Debentures of either series on any securities exchange.

          Both FPL Group Capital's and FPL Group's principal executive offices are located at 700 Universe Boulevard, Juno Beach, Florida 33408, telephone number (561) 694-4000, and their mailing address is P.O. Box 14000, Juno Beach, Florida 33408-0420.

                            -------------------------

          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS ARE TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                                         PER %              TOTAL FOR %              PER %             TOTAL FOR %
                                       DEBENTURE             DEBENTURES            DEBENTURE            DEBENTURES
                                       ---------             ----------            ---------            ----------
Price to Public..................           %                    $                     %                    $
Underwriting Discount............           %                    $                     %                    $
Proceeds to FPL Group
 Capital (before expenses).......           %                    $                     %                    $


          In addition to the Price to Public set forth above, each purchaser will pay an amount equal to the interest accrued on the Debentures from the date that the Debentures are originally issued to the date that the Debentures are delivered to that purchaser. FPL Group Capital currently expects to issue the Debentures and deliver them to the underwriters in book-entry form only, through
the facilities of The Depository Trust Company, on or about      , 1999.

                            -------------------------

          The following underwriters have severally agreed to purchase the Debentures on a firm commitment basis:

LEHMAN BROTHERS
             GOLDMAN, SACHS & CO.
                             MERRILL LYNCH & CO.
                                              FIRST UNION CAPITAL MARKETS CORP.

           , 1999.

YOU SHOULD RELY ONLY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS SUPPLEMENT OR IN THE ACCOMPANYING PROSPECTUS. NEITHER FPL GROUP CAPITAL NOR FPL GROUP HAS AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION. NEITHER FPL GROUP CAPITAL NOR FPL GROUP IS MAKING AN OFFER OF THE DEBENTURES IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT OR IN THE ACCOMPANYING PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THOSE DOCUMENTS.

                            ------------------------


                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

                              PROSPECTUS SUPPLEMENT

Use of Proceeds..............................................................S-3

Certain Terms of the Debentures..............................................S-3

Underwriting.................................................................S-9

                                   PROSPECTUS

Where You Can Find More Information...........................................2
Incorporation by Reference....................................................2
Safe Harbor Statement Under the Private
  Securities Litigation Reform Act of 1995....................................2
FPL Group Capital.............................................................4
FPL Group.....................................................................4
Use of Proceeds...............................................................4
Consolidated Ratio of
  Earnings to Fixed Charges...................................................4
Description of Offered Debt Securities........................................5
Description of the Guarantee.................................................14
Plan of Distribution.........................................................16
Experts......................................................................17
Legal Opinions...............................................................17

                                 USE OF PROCEEDS

          The information in this section adds to the information in the "Use of Proceeds" section on page 4 of the accompanying prospectus. Please read these two sections together.

          FPL Group Capital will add the net proceeds from the sale of the Debentures to its general funds. FPL Group Capital expects to use its general funds to repay a portion of commercial paper issued to fund investments by FPL Group Capital in independent power projects, including the purchase in April, 1999 of the non-nuclear generating assets of Central Maine Power Company. As of June 30, 1999, FPL Group Capital had an aggregate of $1.0 billion of commercial paper outstanding, which had maturities of up to 127 days and which had annual interest rates ranging from 4.97% to 5.36%. FPL Group Capital will invest general funds not immediately used for these purposes or other purposes in short-term instruments.


                         CERTAIN TERMS OF THE DEBENTURES

          The information in this section adds to the information in the "Description of Offered Debt Securities" section beginning on page 5 of the accompanying prospectus. Please read these two sections together.

          GENERAL. FPL Group Capital is currently offering $___,000,000 aggregate principal amount of ____% Debentures and $___,000,000 aggregate principal amount of ____% Debentures. The ____% Debentures and the ____% Debentures are referred to in this prospectus supplement together as the "Debentures".

          FPL Group Capital will issue the Debentures under the Indenture, dated as of June 1, 1999, between FPL Group Capital and The Bank of New York, as Indenture Trustee. An Officer's Certificate supplements the Indenture and establishes the specific terms of the ____% Debentures. Another Officer's Certificate supplements the Indenture and establishes the specific terms of the ____% Debentures. Under the Indenture, FPL Group Capital may issue an unlimited amount of additional debt securities.

          The Indenture Trustee will initially be the Security Registrar and the Paying Agent for the Debentures. All transactions with respect to the Debentures, including registration, transfer and exchange of the Debentures, will be handled by the Security Registrar at an office in New York City designated by FPL Group Capital. FPL Group Capital has initially designated the Corporate Trust Office of the Indenture Trustee as that office. In addition, holders of the Debentures should address any notices to FPL Group Capital regarding the Debentures to that office. FPL Group Capital will notify holders of the Debentures of any change in the location of that office.

          INTEREST AND PAYMENT. FPL Group Capital will pay interest in cash on the ____% Debentures at ____% per annum, and on the ____% Debentures at ____% per annum. The ____% Debentures will mature on ____ 1, 20__ and the ____% Debentures will mature on ____ 1, 20__. FPL Group Capital will pay interest on the Debentures on ____ 1 and ____ 1 of each year, beginning ____ 1, ____ (each an "Interest Payment Date"). On each Interest Payment Date, FPL Group Capital will pay interest on each Debenture to the person in whose name such Debenture is registered at the close of business on the 15th day before such Interest Payment Date. Interest on the Debentures will accrue from and including the date that the Debentures are originally issued to and excluding the first Interest Payment Date. Starting on the first Interest Payment Date, interest on each Debenture will accrue from and including the last Interest Payment Date to which FPL Group Capital has paid, or duly provided for the payment of, interest on that Debenture. No interest will accrue on a Debenture for the day that the Debenture matures.

          OPTIONAL REDEMPTION. FPL Group Capital may redeem any of the Debentures, at its option, at any time or from time to time, on any date prior to their maturity (each a "Redemption Date"). FPL Group Capital will give notice of its intent to redeem Debentures at least 30 days prior to a Redemption Date. If FPL Group Capital redeems all or any part of the ____% Debentures or the ____% Debentures, it will pay a redemption price ("Redemption Price") equal to the sum of (1) 100% of the principal amount of the Debentures being redeemed plus (2) accrued and unpaid interest thereon, if any, to the Redemption Date plus (3) any applicable "make-whole premium." The Redemption Price for the Debentures will never be less than 100% of the principal amount of those Debentures plus accrued and unpaid interest on those Debentures to the Redemption Date.

          The amount of the make-whole premium with respect to any Debentures to be redeemed will be equal to the excess, if any, of:

          (1) the sum of the present values, calculated as of the Redemption Date, of:

               (a) each interest payment that, but for such redemption, would have been payable on the Debentures being redeemed on each Interest Payment Date occurring after the Redemption Date (excluding any accrued interest for the period prior to the Redemption Date); and

               (b) the principal amount that, but for such redemption, would have been payable at the final maturity of the Debentures being redeemed; over

          (2)  the principal amount of the Debentures being redeemed.

          The present values of interest and principal payments referred to in clause (1) above will be determined in accordance with generally accepted principles of financial analysis. Such present values will be calculated by discounting the amount of each payment of interest or principal from the date that each such payment would have been payable, but for the redemption, to the Redemption Date at a discount rate equal to the Treasury Yield (as defined below) plus __ basis points for the ____% Debentures and __ basis points for the ____% Debentures.

          FPL Group Capital will appoint an independent investment banking institution of national standing to calculate the make-whole premium; provided that Lehman Brothers Inc. will make such calculation if (1) FPL Group Capital fails to make such appointment at least 30 days prior to the Redemption Date, or
(2) the institution so appointed is unwilling or unable to make such calculation. If Lehman Brothers Inc. is to make such calculation but is unwilling or unable to do so, then the Indenture Trustee will appoint an independent investment banking institution of national standing to make such calculation. In any case, the institution making such calculation is referred to in this prospectus supplement as an "Independent Investment Banker."

          For purposes of determining the make-whole premium, "Treasury Yield" means a rate of interest per annum equal to the weekly average yield to maturity of United States Treasury Notes that have a constant maturity that corresponds to the remaining term to maturity of the Debentures to be redeemed, calculated to the nearest 1/12th of a year (the "Remaining Term"). The Independent Investment Banker will determine the Treasury Yield as of the third business day immediately preceding the applicable Redemption Date.

          The Independent Investment Banker will determine the weekly average yields of United States Treasury Notes by reference to the most recent statistical release published by the Federal Reserve Bank of New York and designated "H.15(519) Selected Interest Rates" or any successor release (the "H.15 Statistical Release"). If the H.15 Statistical Release sets forth a weekly average yield for United States Treasury Notes having a constant maturity that is the same as the Remaining Term, then the Treasury Yield will be equal to such weekly average yield. In all other cases, the Independent Investment Banker will calculate the Treasury Yield by interpolation, on a straight-line basis, between the weekly average yields on the United States Treasury Notes that have a constant maturity closest to and greater than the Remaining Term and the United States Treasury Notes that have a constant maturity closest to and less than the Remaining Term (in each case as set forth in the H.15 Statistical Release). The Independent Investment Banker will round any weekly average yields so calculated to the nearest 1/100th of 1%, and will round upward for any figure of 1/200th of 1% or above. If weekly average yields for United States Treasury Notes are not available in the H.15 Statistical Release or otherwise, then the Independent Investment Banker will select comparable rates and calculate the Treasury Yield by reference to those rates.

          If FPL Group Capital at any time elects to redeem only a part of the ____% Debentures or the ____% Debentures, the Security Registrar will select the particular Debentures to be redeemed using any method that it deems fair and appropriate.

          If at the time notice of redemption is given, the redemption moneys are not on deposit with the Indenture Trustee, then the redemption shall be subject to their receipt before the Redemption Date and such notice shall be of no effect unless such moneys are received.

          MANDATORY REDEMPTION. The following constitute "Guarantor Events" with respect to the Debentures:

          (1) the Guarantee Agreement, dated as of June 1, 1999, between FPL Group, as Guarantor, and The Bank of New York, as Guarantee Trustee, ceases to be in full force and effect;

          (2) a court issues a decree ordering or acknowledging the bankruptcy or insolvency of the Guarantor, or appointing a custodian, receiver or other similar official for the Guarantor, or ordering the winding up or liquidation of its affairs, and the decree remains in effect for 90 days; or

          (3) the Guarantor seeks or consents to relief under Federal or State bankruptcy or insolvency laws, or to the appointment of a custodian, receiver or other similar official for the Guarantor, or makes an assignment for the benefit of its creditors, or admits in writing that it is bankrupt or insolvent.

          FPL Group Capital shall, if a Guarantor Event occurs and is continuing, redeem all of the outstanding ____% Debentures and all of the outstanding ____% Debentures within 60 days after the occurrence of the Guarantor Event at a redemption price equal to the principal amount thereof plus accrued interest to the date of redemption unless, within 30 days after the occurrence of the Guarantor Event, Standard & Poor's Ratings Group and Moody's Investors Service (if the Debentures are then rated by those rating agencies, or, if the Debentures are not then rated by those rating agencies but are then rated by one or more other nationally recognized rating agencies, then at least one of those other nationally recognized rating agencies) shall have reaffirmed in writing that, after giving effect to such Guarantor Event, the credit rating on the Debentures is investment grade (i.e. in one of the four highest categories, without regard to subcategories within such rating categories, of such rating agency).

          If a Guarantor Event occurs and FPL Group Capital is not required to redeem the Debentures as described above, FPL Group Capital will provide to the Indenture Trustee and the holders of the Debentures annual and quarterly reports containing the information that FPL Group Capital would be required to file with the SEC under Section 13 or Section 15(d) of the Securities Exchange Act of 1934 if it were subject to the reporting requirements of those Sections. If FPL Group Capital is, at that time, subject to the reporting requirements of those Sections, the filing of annual and quarterly reports with the SEC pursuant to those Sections will satisfy this requirement.

          EVENTS OF DEFAULT. In addition to the events of default relating to any series of debt securities issued under the Indenture, as set forth under the "Description of Offered Debt Securities -- Events of Default" section on pages 9 and 10 of the accompanying prospectus, each of the following events will be an event of default under the Indenture with respect to the Debentures:

          (1) the Guarantor consolidates with or merges into any other entity or sells or leases substantially all of its assets to any entity, unless

               (a) the entity formed by such consolidation or into which the Guarantor is merged, or the entity to which the Guarantor conveys, transfers or leases substantially all of its properties and assets is an entity organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and expressly assumes the obligations of the Guarantor under the Guarantee Agreement; and

               (b) immediately after giving effect to such transaction, no event of default under the Indenture and no event that, after notice or lapse of time or both, would become an event of default under the Indenture, shall have occurred and be continuing; or

          (2) FPL Group Capital fails to redeem any of the Debentures that it is required to redeem as described under "Certain Terms of the Debentures -- Mandatory Redemption" above.

          BOOK-ENTRY ONLY ISSUANCE -- THE DEPOSITORY TRUST COMPANY. The Depository Trust Company ("DTC") will act as securities depositary for the Debentures. The Debentures will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC's nominee). One or more fully-registered global certificates for each series of the Debentures, representing the aggregate principal amount of such series of Debentures, will be issued and will be deposited with DTC.

          The following is based upon information furnished by DTC:

                    DTC is a limited-purpose trust company organized under the
               New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. "Direct Participants" in DTC include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its Direct Participants and by The New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, such as securities brokers and dealers, banks and trust companies that clear transactions through or maintain a custodial relationship with a Direct Participant either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

                    Purchases of Debentures within the DTC system must be made by or through Direct Participants, which will receive a credit for the Debentures on DTC's records. The ownership interest of each actual purchaser of each Debenture ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmation providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners entered into the transaction. Transfers of ownership interests in the Debentures are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the Debentures, except in the event that use of the book-entry system for the Debentures is discontinued, as discussed below.

                    To facilitate subsequent transfers, all Debentures deposited by Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of Debentures with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Debentures; DTC's records reflect only the identity of the Direct Participants to whose accounts such Debentures are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

                    The delivery of notices and other communications by DTC to
               Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

                    Redemption notices will be sent to Cede & Co., as registered holder of the Debentures. If less than all of the Debentures are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant to be redeemed.

                    Neither DTC nor Cede & Co. will itself consent or vote with respect to Debentures. Under its usual procedures, DTC mails an Omnibus Proxy to FPL Group Capital as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Debentures are credited on the record date (identified in a listing attached to the Omnibus Proxy).

                    Payments on the Debentures will be made to DTC. DTC's
               practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such Participants and not of DTC or FPL Group Capital, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment to DTC will be the responsibility of FPL Group Capital, disbursement of payments to Direct Participants will be the responsibility of DTC, and further disbursement of payments to the Beneficial Owners will be the responsibility of Direct Participants and Indirect Participants.

          DTC may discontinue providing its services as securities depositary with respect to the Debentures at any time by giving notice to FPL Group Capital. Under such circumstances, in the event that a successor securities depositary is not obtained, Debenture certificates will be delivered to the Beneficial Owners. Additionally, FPL Group Capital may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary). In that event, certificates for the Debentures will be delivered.

          Except as provided herein, a Beneficial Owner of an interest in a global Debenture certificate will not be entitled to receive physical delivery of Debentures. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the Debentures.

          So long as Cede & Co. is the registered owner of any series of Debentures, as nominee of DTC, references herein to holders of such series of Debentures shall mean Cede & Co. or DTC and shall not mean the Beneficial Owners of the Debentures.

          DTC management is aware that some computer applications, systems, and the like for processing data ("Systems") that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter "Year 2000 problems." DTC has informed its Participants and other members of the financial community (the "Industry") that it has developed and is implementing a program so that its Systems, as the same relate to the timely payment of distributions (including principal and income payments) to securityholders, book-entry deliveries, and settlement of trades within DTC, continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, DTC's plan includes a testing phase, which is expected to be completed within appropriate time frames.

          However, DTC's ability to perform properly its services is also dependent upon other parties including but not limited to issuers and their agents, as well as third party vendors from whom DTC licenses software and hardware, and third party vendors on whom DTC relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. DTC has informed the Industry that it is contacting (and will continue to contact) third party vendors from whom DTC acquires services to: (i) impress upon them the importance of such services being Year 2000 compliant; and (ii) determine the extent of their efforts for Year 2000 remediation (and, as appropriate, testing) of their services. In addition, DTC is in the process of developing such contingency plans as it deems appropriate.

          According to DTC, the foregoing information with respect to DTC has been provided to the Industry for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

          The information in this section concerning DTC, DTC's Year 2000 efforts, and DTC's book-entry system and procedures has been obtained from sources that FPL Group Capital and FPL Group believe to be reliable, but neither FPL Group Capital, FPL Group nor the underwriters take any responsibility for the accuracy thereof. Neither FPL Group Capital, FPL Group, the Indenture Trustee or the underwriters will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Debentures or for maintaining, supervising or reviewing any records relating thereto.

                                  UNDERWRITING

          FPL Group Capital is selling the Debentures to the underwriters named in the table below pursuant to an Underwriting Agreement dated ______, 1999. FPL Group Capital has agreed to sell to each of the underwriters, and each of the underwriters has severally agreed to purchase, the principal amount of Debentures set forth opposite that underwriter's name in the table below:


                                                      PRINCIPAL AMOUNT OF        PRINCIPAL AMOUNT OF
UNDERWRITER                                                  % DEBENTURES               % DEBENTURES
-----------                                              ----------------           ----------------
Lehman Brothers Inc..............................            $___________               $___________
Goldman, Sachs & Co..............................            $___________               $___________
Merrill Lynch, Pierce, Fenner & Smith                                                   $___________
                Incorporated.....................            $___________
First Union Capital Markets Corp.................            $___________               $___________
         Total...................................            $                          $
                                                              ===========                ===========

          Under the terms and conditions of the Underwriting Agreement, the underwriters must buy all of the Debentures if they buy any of them. The Underwriting Agreement provides that the obligations of the underwriters pursuant thereto are subject to certain conditions. The underwriters will sell the Debentures to the public when and if the underwriters buy the Debentures from FPL Group Capital.

          The underwriters will sell the Debentures in part directly to the public at the price to the public set forth on the cover page of this prospectus supplement, and in part to certain dealers at the price to the public less the concession set forth in the table below. FPL Group Capital will compensate the underwriters by selling the Debentures to them at a price that is less than the price to the public by the amount of the "Underwriting Discount" set forth in the table below. The underwriters may sell Debentures to certain dealers at a price that is less than the price to the public by no more than the amount of the "Initial Dealers' Concession" set forth in the table below. The underwriters and such dealers may sell Debentures to certain other dealers at a price that is less than the price to the public by no more than the amount of the "Reallowed Dealers' Concession" set forth in the table below.


                                         ____% DEBENTURES                                  ____% DEBENTURES
                           (EXPRESSED AS A PERCENTAGE OF PRINCIPAL AMOUNT)    (EXPRESSED AS A PERCENTAGE OF PRINCIPAL AMOUNT)
                           -----------------------------------------------    -------------------------------------------

Underwriting
Discount................                       ____%                                           ____%
Initial Dealers'
Concession..............                       ____%                                           ____%
Reallowed Dealers'
Concession..............                       ____%                                           ____%


          An underwriter may reject offers for the Debentures in whole or in part. After the initial public offering of the Debentures, the underwriters may change the offering price and other selling terms of the Debentures.

          FPL Group Capital estimates that its expenses in connection with the sale of the Debentures, other than underwriting discounts, will be $___,000. This estimate includes expenses relating to printing, rating agency fees, trustees' fees and legal fees, among other expenses.

          There is no established trading market for the Debentures. The underwriters have advised FPL Group Capital that they intend to make a trading market in the Debentures but are not obligated to do so and may discontinue market-making at any time without notice. FPL Group Capital cannot give any assurance as to the maintenance of the trading market for, or the liquidity of, the Debentures.

          FPL Group Capital has agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

          The underwriters, as well as dealers and agents, may purchase and sell ____% Debentures or ____% Debentures in the open market. These transactions may include stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of bids and purchases made to prevent or slow a decline in the market price of the ____% Debentures or the ____% Debentures. Syndicate short positions arise when the underwriters or agents sell more ____% Debentures or ____% Debentures than FPL Group Capital is required to sell to them in the offering. The underwriters may also impose penalty bids whereby the underwriting syndicate may reclaim selling concessions allowed either syndicate members or broker dealers who sell ____% Debentures or ____% Debentures in the offering for their own account if the syndicate repurchases the ____% Debentures or the ____% Debentures in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the ____% Debentures or the ____% Debentures, which may be higher as a result of these activities than it might otherwise be in the open market. These activities, if commenced, may be discontinued at any time without notice.

          Certain of the underwriters or their affiliates may engage from time to time in various general financing and banking transactions with FPL Group Capital and its affiliates.

PROSPECTUS




                                  $500,000,000

                              FPL GROUP CAPITAL INC

                                 DEBT SECURITIES


             THE DEBT SECURITIES WILL BE ABSOLUTELY, IRREVOCABLY AND
                          UNCONDITIONALLY GUARANTEED BY

                                 FPL GROUP, INC.


               ---------------------------------------------------


          FPL Group Capital Inc may issue from time to time up to $500,000,000 of its unsecured debt securities. FPL Group Capital Inc's corporate parent, FPL Group, Inc., has agreed to absolutely, irrevocably and unconditionally guarantee the payment of principal, interest and premium on these debt securities.

          FPL Group Capital will provide specific terms of these debt securities, including their offering prices, in supplements to this prospectus. The supplements may also add, update or change information contained in this prospectus. You should read this prospectus and any supplement carefully before you invest.

          FPL Group Capital may offer these debt securities directly or through underwriters, agents or dealers. The supplements to this prospectus will describe the terms of any particular plan of distribution, including any underwriting arrangements. The "Plan of Distribution" section on page 16 of this prospectus also provides more information on this topic.

          Both FPL Group Capital's and FPL Group's principal executive offices are located at 700 Universe Boulevard, Juno Beach, Florida 33408, telephone number (561) 694-4000, and their mailing address is P.O. Box 14000, Juno Beach, Florida 33408-0420.

               ---------------------------------------------------


          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.




                                 August 27, 1999

                       WHERE YOU CAN FIND MORE INFORMATION

          FPL Group files annual, quarterly and other reports and other information with the SEC. You can read and copy any information filed by FPL Group with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain additional information about the Public Reference Room by calling the SEC at 1-800-SEC-0330.

          In addition, the SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including FPL Group. FPL Group also maintains an Internet site (http://www.fplgroup.com).

          FPL Group Capital does not file reports or other information with the SEC. FPL Group includes summarized financial information relating to FPL Group Capital in some of its reports filed with SEC. FPL Group does not intend to include any separate financial information with respect to FPL Group Capital in its consolidated financial statements because FPL Group and FPL Group Capital have determined that this information is not material to the holders of these debt securities.

                           INCORPORATION BY REFERENCE

          The SEC allows FPL Group Capital and FPL Group to "incorporate by reference" the information that FPL Group files with the SEC, which means that FPL Group Capital and FPL Group may, in this prospectus, disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information that FPL Group files in the future with the SEC will automatically update and supersede this information. FPL Group Capital and FPL Group are incorporating by reference the documents listed below and any future filings FPL Group makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, until FPL Group Capital sells all of these debt securities.

          (1) FPL Group's Annual Report on Form 10-K for the year ended December 31, 1998.

          (2) FPL Group's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999 and June 30, 1999.

          (3) FPL Group's Current Reports on Form 8-K, filed with the SEC on March 17, 1999, April 16, 1999 and July 20, 1999.

          You may request a copy of these documents, at no cost to you, by writing or calling Robert J. Reger, Jr., Esq., Thelen Reid & Priest LLP, 40 West 57th Street, New York, New York, 10019, (212) 603-2000.


                           SAFE HARBOR STATEMENT UNDER
              THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

          In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, FPL Group and FPL Group Capital are hereby filing cautionary statements identifying important factors that could cause FPL Group's and FPL Group Capital's actual results to differ materially from those projected in forward-looking statements (as that term is defined in the Private Securities Litigation Reform Act of 1995) made by or on behalf of FPL Group or FPL Group Capital which are made in this prospectus or any supplement to this prospectus, in presentations, in response to questions or otherwise. Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, through the use of words or phrases such as "will likely result", "are expected to", "will continue", "is anticipated", "estimated", "projection" or "outlook") are not statements of historical facts and may be forward-looking. Forward-looking statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Accordingly, any of those statements are qualified in their entirety by reference to, and are accompanied by, the following important factors that could cause FPL Group's or

FPL Group Capital's actual results to differ materially from those contained in forward-looking statements made by or on behalf of FPL Group or FPL Group Capital.

          Any forward-looking statement speaks only as of the date on which that statement is made, and neither FPL Group nor FPL Group Capital undertakes any obligation to update any forward-looking statement to reflect events or circumstances after the date on which that statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for management to predict all of those factors, nor can it assess the impact of each of those factors on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement.

          Some important factors that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements include changing governmental policies and regulatory actions, including those of the Federal Energy Regulatory Commission, the Florida Public Service Commission and the Nuclear Regulatory Commission, with respect to:

          (1)  allowed rates of return, including return on common equity,

          (2)  industry and rate structure,

          (3)  operation of nuclear power facilities,

          (4)  acquisition and disposal of assets and facilities,

          (5)  operation and construction of plant facilities,

          (6)  recovery of fuel and purchased power costs,

          (7)  decommissioning costs, and

          (8) present or prospective wholesale and retail competition, including retail wheeling and transmission costs.

          The business and profitability of FPL Group and FPL Group Capital are also influenced by economic and geographic factors including:

          (1)  political and economic risks,

          (2) changes in and compliance with environmental and safety laws and policies,

          (3) weather conditions, including natural disasters such as hurricanes,

          (4)  population growth rates and demographic patterns,

          (5)  competition for retail and wholesale customers,

          (6)  pricing and transportation of commodities,

          (7)  market demand for energy from generating plants or facilities,

          (8)  changes in tax rates or policies or in rates of inflation,

          (9)  unanticipated delays or changes in costs for capital projects,

          (10) unanticipated changes in operating expenses and capital expenditures,

          (11) capital market conditions,

          (12) competition for new energy development opportunities,

          (13) legal and administrative proceedings, whether civil, such as environmental, or criminal, and settlements, and

          (14) any unanticipated impact of the year 2000 computer problem, including delays or changes in cost of year 2000 compliance, or the failure of major suppliers, customers and others with whom FPL Group or FPL Group Capital does business to resolve their own year 2000 issues on a timely basis.

          All of these factors are difficult to predict, contain uncertainties which may materially affect actual results, and are beyond the control of FPL Group and FPL Group Capital.


                                FPL GROUP CAPITAL

          FPL Group Capital was incorporated in 1985 as a Florida corporation and is a wholly-owned subsidiary of FPL Group. FPL Group Capital holds the capital stock of, and provides funding for, FPL Group's operating subsidiaries other than Florida Power & Light Company. FPL Group Capital's business activities primarily consist of independent power projects.


                                    FPL GROUP

          FPL Group is a holding company incorporated in 1984 as a Florida corporation. FPL Group's principal subsidiary, Florida Power & Light Company, is engaged in the generation, transmission, distribution and sale of electric energy. Other operations are conducted through FPL Group Capital.


                                 USE OF PROCEEDS

          Unless otherwise stated in a prospectus supplement, FPL Group Capital will add the net proceeds from the sale of these debt securities to its general funds. FPL Group Capital uses its general funds for corporate purposes, including to repay short-term borrowings and to redeem or repurchase outstanding long-term debt obligations. FPL Group Capital will temporarily invest any proceeds that it does not need to use immediately in short-term instruments.


                 CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

          The following table shows FPL Group's consolidated ratio of earnings to fixed charges for each of its last five fiscal years:

                            Years ended December 31,
--------------------------------------------------------------------------------

          1998          1997           1996          1995          1994
          ====          ====           ====          ====          ====
          3.88          4.09           4.20          3.97          3.54


          FPL Group's consolidated ratio of earnings to fixed charges for the six months ended June 30, 1999 was 4.77.

                     DESCRIPTION OF OFFERED DEBT SECURITIES

          GENERAL. FPL Group Capital will issue these debt securities, in one or more series, under an Indenture, dated as of June 1, 1999, between FPL Group Capital and The Bank of New York, as Trustee. This Indenture, as it may be amended and supplemented from time to time, is referred to in this prospectus as the "Indenture." The Bank of New York, as Trustee under the Indenture, is referred to in this prospectus as the "Indenture Trustee." These debt securities are referred to in this prospectus as the "Offered Debt Securities."

          The Indenture provides for the issuance of debentures, notes or other debt by FPL Group Capital in an unlimited amount from time to time. The Offered Debt Securities and all other debentures, notes or other debt of FPL Group Capital issued under the Indenture are collectively referred to in this prospectus as the "Debt Securities."

          This section briefly summarizes some of the terms of the Offered Debt Securities and some of the provisions of the Indenture and uses some terms that are not defined in this prospectus but that are defined in the Indenture. This summary does not contain a complete description of the Offered Debt Securities. You should read this summary together with the Indenture and the officer's certificates or other documents establishing the Offered Debt Securities for a complete understanding of the provisions that may be important to you and for the definitions of some terms used in this summary. The Indenture, the form of officer's certificate that may be used to establish a series of Offered Debt Securities and a form of Offered Debt Securities are on file with the SEC and are incorporated by reference in this prospectus. In addition, the Indenture is subject to the provisions of the Trust Indenture Act of 1939. You should read the Trust Indenture Act for a complete understanding of provisions that may be important to you.

          Each series of Offered Debt Securities will have different terms. FPL Group Capital will include all of the following information about a specific series of Offered Debt Securities in the prospectus supplement(s) relating to those Offered Debt Securities:

          (1)  the title of those Offered Debt Securities;

          (2) any limit upon the aggregate principal amount of those Offered Debt Securities;

          (3) the date(s) on which FPL Group Capital will pay the principal of those Offered Debt Securities;

          (4) the rate(s) of interest on those Offered Debt Securities, or how the rate(s) of interest will be determined, the date(s) from which interest will accrue, the dates on which FPL Group Capital will pay interest and the record date for any interest payable on any interest payment date;

          (5) the person to whom FPL Group Capital will pay interest on those Offered Debt Securities on any interest payment date, if other than the person in whose names those Offered Debt Securities are registered at the close of business on the record date for that interest payment;

          (6) the place(s) at which or methods by which FPL Group Capital will make payments on those Offered Debt Securities and the place(s) at which or methods by which the registered owners of those Offered Debt Securities may transfer or exchange those Offered Debt Securities and serve notices and demands to or upon FPL Group Capital;

          (7) the Security Registrar and any Paying Agent or Agents for those Offered Debt Securities;

          (8) any date(s) on which the price(s) at which and the terms and conditions upon which FPL Group Capital may, at its option, redeem those Offered Debt Securities, in whole or in part, and any restrictions on those redemptions;

          (9) any sinking fund or other provisions or options held by the registered owners of those Offered Debt Securities that would obligate FPL Group Capital to repurchase or redeem those Offered Debt Securities;

          (10) the denominations in which FPL Group Capital may issue those Offered Debt Securities, if other than denominations of $1,000 and any integral multiple of $1,000;

          (11) the currency or currencies in which FPL Group Capital may pay the principal of or premium or interest on those Offered Debt Securities (if other than in U.S. dollars);

          (12) if FPL Group Capital or a registered owner may elect to make, or receive, principal of or premium or interest on that Offered Debt Security in a currency other than that in which that Offered Debt Security is stated to be payable, the terms and conditions upon which that election may be made;

          (13) if FPL Group Capital will, or may, pay the principal of or premium or interest on those Offered Debt Securities in securities or other property, the type and amount of those securities or other property and the terms and conditions upon which FPL Group Capital or a registered owner may elect to receive those payments;

          (14) if the amount payable in respect of principal of or premium or interest on those Offered Debt Securities may be determined by reference to an index or other fact or event ascertainable outside of the Indenture, the manner in which those amounts will be determined;

          (15) the portion of the principal amount of those Offered Debt Securities that FPL Group Capital will pay upon declaration of acceleration of the maturity of those Offered Debt Securities, if other than the entire principal amount of those Offered Debt Securities;

          (16) any events of default with respect to those Offered Debt Securities and any covenants of FPL Group Capital for the benefit of the registered owners of those Offered Debt Securities, other than those specified in the Indenture;

          (17) the terms, if any, pursuant to which those Offered Debt Securities may be converted into or exchanged for shares of capital stock or other securities of FPL Group Capital or any other entity;

          (18) a definition of "Eligible Obligations" under the Indenture with respect to those Offered Debt Securities denominated in a currency other than U.S. dollars, and any other provisions for the reinstatement of FPL Group Capital's indebtedness in respect of those Offered Debt Securities after their satisfaction and discharge;

          (19) if FPL Group Capital will issue those Offered Debt Securities in global form, necessary information relating to the issuance of those Offered Debt Securities in global form;

          (20) if FPL Group Capital will issue those Offered Debt Securities as bearer securities, necessary information relating to the issuance of those Offered Debt Securities as bearer securities;

          (21) any limits on the rights of the registered owners of those Offered Debt Securities to transfer or exchange those Offered Debt Securities or to register their transfer, and any related service charges;

          (22) any exceptions to the provisions governing payments due on legal holidays or any variations in the definition of Business Day with respect to those Offered Debt Securities;

          (23) other than the Guarantee described under "Description of the Guarantee" below, any collateral security, assurance, or guarantee for those Offered Debt Securities; and

          (24) any other terms of those Offered Debt Securities that are not inconsistent with the provisions of the Indenture. (Indenture, Section 301).

          FPL Group Capital may sell Offered Debt Securities at a discount below their principal amount. Some of the important United States Federal income tax considerations applicable to Offered Debt Securities sold at a discount below their principal amount may be described in the related prospectus supplement. In addition, some of the important United States Federal income tax or other considerations applicable to any Offered Debt Securities that are denominated in a currency other than U.S. dollars may be described in the related prospectus supplement.

          Except as otherwise stated in the related prospectus supplement, the covenants in the Indenture would not give registered owners of Offered Debt Securities protection in the event of a highly-leveraged transaction involving FPL Group Capital.

          SECURITY AND RANKING. The Offered Debt Securities will be unsecured obligations of FPL Group Capital. The Indenture does not limit FPL Group Capital's ability to provide security with respect to other Debt Securities. All Debt Securities issued under the Indenture will rank equally and ratably with all other Debt Securities issued under the Indenture, except to the extent that FPL Group Capital elects to provide security with respect to any Debt Security without providing that security to all outstanding Debt Securities as allowed under the Indenture. The Indenture does not limit FPL Group Capital's ability to issue other unsecured debt.

          FPL Group Capital is a holding company that derives substantially all of its income from its subsidiaries. The Debt Securities therefore will be effectively subordinated to debt and preferred stock issued by those subsidiaries. The Indenture does not limit the amount of debt and preferred stock issuable by FPL Group Capital's subsidiaries.

          PAYMENT AND PAYING AGENTS. Except as stated in the related prospectus supplement, on each interest payment date FPL Group Capital will pay interest on each Offered Debt Security to the person in whose name that Offered Debt Security is registered as of the close of business on the record date relating to that interest payment date. However, on the date that the Offered Debt Securities mature, FPL Group Capital will pay the interest to the person to whom it pays the principal. Also, if FPL Group Capital has defaulted in the payment of interest on any Offered Debt Security, it may pay that defaulted interest to the registered owner of that Offered Debt Security:

          (1) as of the close of business on a date that the Indenture Trustee selects, which may not be more than 15 days or less than 10 days before the date that FPL Group Capital proposes to pay the defaulted interest, or

          (2) in any other lawful manner that does not violate the requirements of any securities exchange on which that Offered Debt Security is listed and that the Indenture Trustee believes is acceptable (Indenture, Section 307).

          Unless otherwise stated in the related prospectus supplement, at the maturity of a series of Offered Debt Securities, FPL Group Capital will pay their principal and any premium and interest when they are presented at the main corporate trust office of The Bank of New York, as Paying Agent, in The City of New York. FPL Group Capital may change the place of payment on the Offered Debt Securities, appoint one or more additional Paying Agents, including itself, and remove any Paying Agent (Indenture, Section 602).

          TRANSFER AND EXCHANGE. Unless otherwise stated in the related prospectus supplement, Offered Debt Securities may be transferred or exchanged at the main corporate trust office of The Bank of New York, as Security Registrar, in The City of New York. FPL Group Capital may change the place for transfer and exchange of the Offered Debt Securities and may designate one or more additional places for that transfer and exchange.

          Except as otherwise stated in the related prospectus supplement, there will not be any service charge for any transfer or exchange of the Offered Debt Securities. However, FPL Group Capital may require payment of any tax or other governmental charge in connection with any transfer or exchange of the Offered Debt Securities.

          FPL Group Capital will not be required to transfer or exchange any Offered Debt Security selected for redemption. Also, FPL Group Capital will not be required to transfer or exchange any Offered Debt Security during a period of 15 days before selection of Offered Debt Securities to be redeemed (Indenture, Section 305).

          DEFEASANCE. FPL Group Capital may, at any time, elect to have all of its obligations discharged with respect to all or a portion of any Debt Securities. To do so, FPL Group Capital must irrevocably deposit with the Indenture Trustee or any Paying Agent, in trust:

          (1) money in an amount that will be sufficient to pay all or that portion of the principal, premium and interest due and to become due on those Debt Securities, on or prior to their maturity, or

          (2) in the case of a deposit made prior to the maturity of that series of Debt Securities,

               (a) direct obligations of, or obligations unconditionally guaranteed by, the United States and entitled to the benefit of its full faith and credit that do not contain provisions permitting their redemption or other prepayment at the option of their issuer, and

               (b) certificates, depositary receipts or other instruments that evidence a direct ownership interest in those obligations or in any specific interest or principal payments due in respect of those obligations that do not contain provisions permitting their redemption or other prepayment at the option of their issuer, the principal of and the interest on which, when due, without any regard to reinvestment of that principal or interest, will provide money that, together with any money deposited with or held by the Indenture Trustee, will be sufficient to pay all or that portion of the principal, premium and interest due and to become due on those Debt Securities, on or prior to their maturity, or

               (3) a combination of (1) and (2) that will be sufficient to pay all or that portion of the principal, premium and interest due and to become due on those Debt Securities, on or prior to their maturity (Indenture, Section 701).

          LIMITATION ON LIENS. So long as any Debt Securities remain outstanding, FPL Group Capital will not secure any indebtedness with a lien on any shares of the capital stock of any of its majority-owned subsidiaries, which shares of capital stock FPL Group Capital now or hereafter directly owns, unless FPL Group Capital equally secures all Debt Securities. However, this restriction does not apply to or prevent:

               (1) any lien on capital stock created at the time FPL Group Capital acquires that capital stock, or within 270 days after that time, to secure all or a portion of the purchase price for that capital stock;

               (2) any lien on capital stock existing at the time FPL Group Capital acquires that capital stock (whether or not FPL Group Capital assumes the obligations secured by the lien and whether or not the lien was created in contemplation of the acquisition);

               (3) any extensions, renewals or replacements of the liens described in (1) and (2) above, or of any indebtedness secured by those liens; provided, that,

                    (a) the principal amount of indebtedness secured by those liens immediately after the extension, renewal or replacement may not exceed the principal amount of indebtedness secured by those liens immediately before the extension, renewal or replacement, and

                    (b) the extension, renewal or replacement lien is limited to no more than the same proportion of all shares of capital stock as were covered by the lien that was extended, renewed or replaced; or

               (4) any lien arising in connection with court proceedings; provided, that, either

                    (a) the execution or enforcement of that lien is effectively stayed within 30 days after entry of the corresponding judgment (or the corresponding judgment has been discharged within that 30 day period) and the claims secured by that lien are being contested in good faith by appropriate proceedings;

                    (b) the payment of that lien is covered in full by insurance and the insurance company has not denied or contested coverage; or

                    (c) so long as that lien is adequately bonded, any appropriate legal proceedings that have been duly initiated for the review of the corresponding judgement, decree or order have not been fully terminated or the periods within which those proceedings may be initiated have not expired.

          Liens on any shares of the capital stock of any of FPL Group Capital's majority-owned subsidiaries, which shares of capital stock FPL Group Capital now or hereafter directly owns, other than liens described in (1) through (4) above, are referred to in this prospectus as "Restricted Liens". The foregoing limitation does not apply to the extent that FPL Group Capital creates any Restricted Liens to secure indebtedness that, together with all other indebtedness of FPL Group Capital secured by Restricted Liens, does not at the time exceed 5% of FPL Group Capital's Consolidated Capitalization (Indenture,
Section 608).

          The foregoing limitation does not limit in any manner the ability of:

          (1) FPL Group Capital to place liens on any of its assets other than the capital stock of directly held, majority-owned subsidiaries;

          (2) FPL Group Capital or FPL Group to cause the transfer of its assets or those of its subsidiaries, including the capital stock covered by the foregoing restrictions;

          (3)  FPL Group to place liens on any of its assets; or

          (4) any of the direct or indirect subsidiaries of FPL Group Capital or FPL Group (other than FPL Group Capital) to place liens on any of their assets.

          CONSOLIDATION, MERGER, AND SALE OF ASSETS. Under the Indenture, FPL Group Capital may not consolidate with or merge into any other entity or convey, transfer or lease its properties and assets substantially as an entirety to any entity, unless:

          (1) the entity formed by that consolidation, or the entity into which FPL Group Capital is merged, or the entity that acquires or leases FPL Group Capital's property and assets, is a entity organized and existing under the laws of the United States, any State or the District of Columbia and that entity expressly assumes FPL Group Capital's obligations on all Debt Securities and under the Indenture;

          (2) immediately after giving effect to the transaction, no event of default under the Indenture and no event that, after notice or lapse of time or both, would become an event of default under the Indenture exists; and

          (3) FPL Group Capital delivers an officer's certificate and an opinion of counsel to the Indenture Trustee, as provided in the Indenture (Indenture, Section 1101).

          The Indenture does not restrict FPL Group Capital in a merger in which FPL Group Capital is the surviving entity.

          EVENTS OF DEFAULT. Each of the following is an event of default under the Indenture with respect to the Debt Securities of any series:

          (1) failure to pay interest on the Debt Securities of that series within 30 days after it is due;

          (2) failure to pay principal or premium, if any, on the Debt Securities of that series when it is due;

          (3) failure to comply with any other covenant in the Indenture, other than a covenant that does not relate to that series of Debt Securities, that continues for 90 days after FPL Group Capital receives written notice from the Indenture Trustee or FPL Group Capital and the Indenture Trustee receive written notice from the registered owners of at least 33% in principal amount of the Debt Securities of that series;

          (4) certain events of bankruptcy, insolvency or reorganization of FPL Group Capital;

          (5) any other event of default specified with respect to the Debt Securities of that series (Indenture, Section 801).

          An event of default with respect to the Debt Securities of a particular series will not necessarily constitute an event of default with respect to Debt Securities of any other series issued under the Indenture.

          REMEDIES. If an event of default applicable to the Debt Securities of one or more series, but not applicable to all outstanding Debt Securities, exists, then either the Indenture Trustee or the registered owners of at least 33% in aggregate principal amount of the Debt Securities of each of those series may declare the principal of and interest on all the Debt Securities of that series to be due and payable immediately. However, under the Indenture, some Debt Securities may provide for a specified amount less than their entire principal amount to be due and payable upon that declaration. These Debt Securities are defined as "Discount Securities" in the Indenture.

          If the event of default is applicable to all outstanding Debt Securities, then only the Indenture Trustee or the registered owners of at least 33% in aggregate principal amount of all outstanding Debt Securities of all series, voting as one class, and not the registered owners of any one series, may make a declaration of acceleration. However, the event of default giving rise to the declaration relating to any series of Debt Securities will be automatically waived, and that declaration and its consequences will be automatically rescinded and annulled, if, at any time after that declaration and before a judgment or decree for payment of the money due has been obtained:

          (1) FPL Group Capital deposits with the Indenture Trustee a sum sufficient to pay:

               (a)  all overdue interest on all Debt Securities of that series;

               (b) the principal of and any premium on any Debt Securities of that series that have become due for reasons other than that declaration, and interest that is then due;

               (c)  interest on overdue interest for that series; and

               (d) all amounts due to the Indenture Trustee under the Indenture; and

          (2) any other event of default with respect to the Debt Securities of that series has been cured or waived as provided in the Indenture (Indenture, Section 802).

          Other than its obligations and duties in case of an event of default under the Indenture, the Indenture Trustee is not obligated to exercise any of its rights or powers under the Indenture at the request or direction of any of the registered owners, unless those registered owners offer reasonable indemnity to the Indenture Trustee (Indenture, Section 903). If they provide this reasonable indemnity, the registered owners of a majority in principal amount of any series of Debt Securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee, or exercising any trust or power conferred on the Indenture Trustee, with respect to the Debt Securities of that series. However, if an event of default under the Indenture relates to more than one series of Debt Securities, only the registered owners of a majority in aggregate principal amount of all affected series of Debt Securities, considered as one class, will have the right to make that direction. Also, the direction must not violate any law or the Indenture, and may not expose the Indenture Trustee to personal liability in circumstances where its indemnity would not, in the Indenture Trustee's sole discretion, be adequate (Indenture, Section 812).

          No registered owner of Debt Securities of any series will have any right to institute any proceeding under the Indenture, or any remedy under the Indenture, unless:

          (1) that registered owner has previously given to the Indenture Trustee written notice of a continuing event of default with respect to the Debt Securities of that series,

          (2) the registered owners of a majority in aggregate principal amount of the outstanding Debt Securities of all series in respect of which an event of default under the Indenture exists, considered as one class, have made written request to the Indenture Trustee, and have offered reasonable indemnity to the Indenture Trustee to institute that proceeding in its own name as trustee, and

          (3) the Indenture Trustee has failed to institute any proceeding, and has not received from the registered owners of a majority in aggregate principal amount of the outstanding Debt Securities of that series a direction inconsistent with that request, within 60 days after that notice, request and offer (Indenture, Section
               807).

However, these limitations do not apply to a suit instituted by a registered owner of a Debt Security for the enforcement of payment of the principal of or any premium or interest on that Debt Security on or after the applicable due date specified in that Debt Security (Indenture, Section 808).

          FPL Group Capital is required to deliver to the Indenture Trustee an annual statement as to its compliance with all conditions and covenants under the Indenture (Indenture, Section 606).

          MODIFICATION AND WAIVER. Without the consent of any registered owner of Debt Securities, FPL Group Capital and the Indenture Trustee may amend or supplement the Indenture for any of the following purposes:

          (1) to provide for the assumption by any permitted successor to FPL Group Capital of FPL Group Capital's obligations under the Indenture and the Debt Securities in the case of a merger or consolidation or a sale of its assets;

          (2) to add covenants of FPL Group Capital, or to surrender any right or power conferred upon FPL Group Capital by the Indenture;

          (3)  to add any additional events of default;

          (4) to change, eliminate or add any provision of the Indenture, provided that if that change, elimination or addition will materially adversely affect the interests of the registered owners of Debt Securities of any series or Tranche, that change, elimination or addition will become effective with respect to that series or Tranche only

               (a) when the consent of the registered owners of Debt Securities of that series or Tranche has been obtained, or

               (b) when no Debt Securities of that series or Tranche remain outstanding under the Indenture;

          (5)  to provide security for all but not part of the Debt Securities;

          (6) to establish the form or terms of Debt Securities of any other series or Tranche;

          (7) to provide for the authentication and delivery of bearer securities and the related coupons and for other matters relating to those bearer securities;

          (8) to accept the appointment of a successor Indenture Trustee with respect to the Debt Securities of one or more series and to change any of the provisions of the Indenture as necessary to provide for the administration of the trusts under the Indenture by more than one trustee;

          (9) to add procedures to permit the use of a non-certificated system of registration for the Debt Securities of all or any series or Tranche;

          (10) to change any place where

               (a) the principal of and premium and interest on all or any series or Tranche of Debt Securities are payable,

               (b) all or any series or Tranche of Debt Securities may be transferred or exchanged, and

               (c) notices and demands to or upon FPL Group Capital in respect of Debt Securities and the Indenture may be served; or

          (11) to cure any ambiguity or inconsistency or to add or change any other provisions with respect to matters and questions arising under the Indenture, provided those changes or additions may not materially adversely affect the interests of the registered owners of Debt Securities of any series or Tranche (Indenture, Section 1201).

          The registered owners of a majority in aggregate principal amount of the Debt Securities of all series then outstanding may waive compliance by FPL Group Capital with certain restrictive provisions of the Indenture (Indenture, Section 607). The registered owners of a majority in principal amount of the outstanding Debt Securities of any series may waive any past default under the Indenture with respect to that series, except a default in the payment of principal, premium, or interest and a default with respect to certain restrictive covenants or provisions of the Indenture that cannot be modified or amended without the consent of the registered owner of each outstanding Debt Security of that series affected (Indenture, Section 813).

          In addition to any amendments described above, if the Trust Indenture Act is amended after the date of the Indenture in a way that requires changes to the Indenture or in a way that permits changes to, or the elimination of, provisions that were previously required by the Trust Indenture Act, the Indenture will be deemed to be amended to conform to that amendment of the Trust Indenture Act or to make those changes, additions or eliminations. FPL Group Capital and the Indenture Trustee may, without the consent of any registered owners, enter into supplemental indentures to make that amendment (Indenture, Section 1201).

          Except for any amendments described above, the consent of the registered owners of a majority in aggregate principal amount of the Debt Securities of all series then outstanding, considered as one class, is required for all other modifications to the Indenture. However, if less than all of the series of Debt Securities outstanding are directly affected by a proposed supplemental indenture, then the consent only of the registered owners of a majority in aggregate principal amount of outstanding Debt Securities of all directly affected series, considered as one class, is required. But, if FPL Group Capital issues any series of Debt Securities in more than one Tranche and if the proposed supplemental indenture directly affects the rights of the registered owners of Debt Securities of less than all of those Tranches, then the consent only of the registered owners of a majority in aggregate principal amount of the outstanding Debt Securities of all directly affected Tranches, considered as one class, will be required. However, none of those amendments or modifications may:

          (1) change the dates on which the principal of or interest on a Debt Security is due without the consent of the registered owner of that Debt Security,

          (2) reduce any Debt Security's principal amount or rate of interest (or the amount of any installment of that interest) or change the method of calculating that rate without the consent of the registered owner of that Debt Security,

          (3) reduce any premium payable upon the redemption of a Debt Security without the consent of the registered owner of that Debt Security,

          (4) change the currency (or other property) in which a Debt Security is payable without the consent of the registered owner of that Debt Security,

          (5) impair the right to sue to enforce payments on any Debt Security on or after the date that it states that the payment is due (or, in the case of redemption, on or after the redemption date) without the consent of the registered owner of that Debt Security,

          (6) reduce the percentage in principal amount of the outstanding Debt Security of any series or Tranche whose owners must consent to an amendment, supplement or waiver without the consent of the registered owner of each outstanding Debt Security of that series or Tranche,

          (7) reduce the requirements for quorum or voting without the consent of the registered owner of each outstanding Debt Security of that series or Tranche, or

          (8) modify certain of the provisions of the Indenture relating to supplemental indentures, waivers of certain covenants and waivers of past defaults with respect to the Debt Securities of any series or Tranche, without the consent of the registered owner of each outstanding Debt Security affected by the modification.

          A supplemental indenture that changes or eliminates any provision of the Indenture that has expressly been included only for the benefit of one or more particular series or Tranches of Debt Securities, or that modifies the rights of the registered owners of Debt Securities of that series or Tranche with respect to that provision, will not affect the rights under the Indenture of the registered owners of the Debt Securities of any other series or Tranche (Indenture, Section 1201).

          The Indenture provides that, in order to determine whether the registered owners of the required principal amount of the outstanding Debt Securities have given any request, demand, authorization, direction, notice, consent or waiver under the Indenture, or whether a quorum is present at the meeting of the registered owners of Debt Securities, Debt Securities owned by FPL Group Capital or any other obligor upon the Debt Securities or any affiliate of FPL Group Capital or of that other obligor (unless FPL Group Capital, that affiliate or that obligor owns all Debt Securities outstanding under the Indenture, determined without regard to this provision) will be disregarded and deemed not to be outstanding.

          If FPL Group Capital solicits any action under the Indenture from registered owners of Debt Securities, FPL Group Capital may, at its option, by signing a written request to the Indenture Trustee, fix in advance a record date for determining the registered owners of Debt Securities entitled to take that action. However, FPL Group Capital will not be obligated to do this. If FPL Group Capital does do this, that action may be taken before or after that record date, but only the registered owners of record at the close of business on that record date will be deemed to be registered owners of Debt Securities for the purposes of determining whether registered owners of the required proportion of the outstanding Debt Securities have authorized that action. For these purposes the outstanding Debt Securities will be computed as of the record date. Any action of a registered owner of any Debt Security under the Indenture will bind every future registered owner of that Debt Security, or any Debt Security replacing that Debt Security, with respect to anything that the Indenture Trustee or FPL Group Capital do, fail to do, or allow to be done in reliance on that action, whether or not that action is noted upon that Debt Security (Indenture, Section 104).

          RESIGNATION OF INDENTURE TRUSTEE. The Indenture Trustee may resign at any time with respect to any series of Debt Securities by giving written notice of its resignation to FPL Group Capital. Also, the registered owners of a majority in principal amount of the outstanding Debt Securities of one or more series of Debt Securities may remove the Indenture Trustee any time with respect to the Debt Securities of that series, by delivering an instrument evidencing this action to the Indenture Trustee and FPL Group Capital. The resignation or removal of the Indenture Trustee and the appointment of a successor trustee will not become effective until a successor trustee accepts its appointment.

          Except with respect to an Indenture Trustee appointed by the registered owners of Debt Securities, the Indenture Trustee will be deemed to have resigned and the successor will be deemed to have been appointed as trustee in accordance with the Indenture if:

          (1) no event of default under the Indenture or event that, after notice or lapse of time, or both, would become an event of default under the Indenture exists, and

          (2) FPL Group Capital has delivered to the Indenture Trustee a resolution of its Board of Directors appointing a successor trustee and that successor has accepted that appointment in accordance with the terms of the Indenture (Indenture, Section
               910).

          NOTICES. Notices to registered owners of Debt Securities will be sent by mail to the addresses of those registered owners as they appear in the security register for those Debt Securities.

          TITLE. FPL Group Capital, the Indenture Trustee, and any agent of FPL Group Capital or the Indenture Trustee, may treat the person in whose name a Debt Security is registered as the absolute owner of that Debt Security, whether or not that Debt Security is overdue, for the purpose of making payments and for all other purposes, regardless of any notice to the contrary.

          GOVERNING LAW. The Indenture and the Debt Securities will be governed by, and interpreted in accordance with, the laws of the State of New York, without regard to New York's conflict of law principles, except to the extent that the law of any other jurisdiction is mandatorily applicable.

          REGARDING THE INDENTURE TRUSTEE. In addition to acting as Indenture Trustee, The Bank of New York acts as Security Registrar and Paying Agent under the Indenture and as Guarantee Trustee under the Guarantee Agreement described under "Description of the Guarantee" below. FPL Group Capital also maintains various banking and trust relationships with The Bank of New York.

          SUPPORT AGREEMENT. FPL Group Capital and FPL Group entered into a Support Agreement dated as of December 18, 1985. The registered owners of the Offered Debt Securities are not entitled to enforce the covenants and agreements contained in the Support Agreement. The Support Agreement may be modified or terminated at any time without the consent of those registered owners.


                          DESCRIPTION OF THE GUARANTEE

          GENERAL. This section briefly summarizes some of the provisions of the Guarantee Agreement, dated as of June 1, 1999, between FPL Group and The Bank of New York, as Guarantee Trustee. The Guarantee Agreement was executed for the benefit of the Indenture Trustee, which holds the Guarantee Agreement for the benefit of registered owners of the Debt Securities covered by the Guarantee Agreement. This summary does not contain a complete description of the Guarantee Agreement. You should read this summary together with the Guarantee Agreement for a complete understanding of the provisions that may be important to you and for the definitions of some terms used in this summary that are not defined in this prospectus but are defined in the Guarantee Agreement. The Guarantee Agreement is on file with the SEC and is incorporated by reference in this prospectus. In addition, the Guarantee Agreement is qualified as an indenture under the Trust Indenture Act and is therefore subject to the provisions of the Trust Indenture Act. You should read the Trust Indenture Act for a complete understanding of provisions that may be important to you.

          Under the Guarantee Agreement, FPL Group absolutely, irrevocably and unconditionally guarantees the prompt and full payment, when due and payable (including upon acceleration or redemption), of the principal, interest and premium on the Debt Securities that are covered by the Guarantee Agreement to the registered owners of those Debt Securities, according to the terms of those Debt Securities and the Indenture. All of the Offered Debt Securities will be covered by the Guarantee Agreement. This guarantee is referred to in this prospectus as the "Guarantee." FPL Group is only required to make these payments if FPL Group Capital fails to pay or provide for punctual payment of any of those amounts on or before the expiration of any applicable grace periods. In the Guarantee Agreement, FPL Group has waived its right to require the Guarantee

Trustee, the Indenture Trustee or the registered owners of Debt Securities covered by the Guarantee Agreement to exhaust their remedies against FPL Group Capital prior to bringing suit against FPL Group.

          The Guarantee is a guarantee of payment when due (i.e., the guaranteed party may institute a legal proceeding directly against FPL Group to enforce its rights under the Guarantee Agreement without first instituting a legal proceeding against any other person or entity). The Guarantee is not a guarantee of collection.

          SECURITY AND RANKING. The Guarantee is an unsecured obligation of FPL Group, and will rank equally with all other unsecured and unsubordinated indebtedness of FPL Group. There is no limit on the amount of other indebtedness, including guarantees, that FPL Group may issue.

          FPL Group is a holding company that derives substantially all of its income from its operating subsidiaries. Therefore, the Guarantee is effectively subordinated to debt and preferred stock issued by FPL Group's subsidiaries. Neither the Indenture nor the Guarantee Agreement places any limit on the amount of debt or preferred stock that FPL Group's subsidiaries may issue.

          EVENTS OF DEFAULT. An event of default under the Guarantee Agreement will occur upon the failure of FPL Group to perform any of its payment obligations under the Guarantee Agreement. The registered owners of a majority of the aggregate principal amount of the Debt Securities covered by the Guarantee Agreement have the right to:

          (1) direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee with respect to the Guarantee Agreement or

          (2) direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Guarantee Agreement.

          The Guarantee Trustee must give notice of all defaults known to the Guarantee Trustee to the registered owners of Debt Securities covered by the Guarantee Agreement within 90 days after the occurrence of that default, in the manner and to the extent provided in subsection (c) of Section 313 of the Trust Indenture Act.

          The Guarantee Trustee, the Indenture Trustee and the registered owners of Offered Debt Securities covered by the Guarantee Agreement have all of the rights and remedies available under applicable law and may sue to enforce the terms of the Guarantee Agreement and to recover damages for the breach of the Guarantee Agreement. The remedies of each of the Guarantee Trustee, the Indenture Trustee and the registered owners of Debt Securities covered by the Guarantee Agreement, to the extent permitted by law, are cumulative and in addition to any other remedy now or hereafter existing at law or in equity. At the option of each of the Guarantee Trustee, the Indenture Trustee or the registered owners of Debt Securities covered by the Guarantee Agreement, that person or entity may join the Guarantor in any lawsuit commenced by that person or entity against FPL Group Capital with respect to any obligations under the Guarantee Agreement. Also, that person or entity may recover against the Guarantor in that lawsuit, or in any independent lawsuit against the Guarantor, without first asserting, prosecuting or exhausting any remedy or claim against FPL Group Capital.

          FPL Group is required to deliver to the Guarantee Trustee an annual statement as to its compliance with all conditions under the Guarantee Agreement.

          MODIFICATION. The Guarantor and the Guarantee Trustee may, without the consent of any registered owner of Debt Securities, agree to any changes to the Guarantee Agreement that add additional debt securities to the Guarantee Agreement or that do not materially adversely affect the rights of registered owners. The Guarantee Agreement may be amended with the prior approval of the registered owners of a majority in aggregate principal amount of all Debt Securities covered by the Guarantee Agreement. However, the right of any registered owner of Debt Securities to receive payment under the Guarantee Agreement on the due date of the Debt Securities held by that registered owner, or to institute suit for the enforcement of that payment on or after that due date, may not be impaired or affected without the consent of that registered owner.

          REGARDING THE GUARANTEE TRUSTEE. The Guarantee Trustee, prior to the occurrence of a default by FPL Group in performance of the Guarantee Agreement, will undertake to perform only those duties as are specifically set forth in the

Guarantee Agreement and, after default with respect to the Guarantee Agreement, must exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs.

          TERMINATION OF THE GUARANTEE AGREEMENT. The Guarantee Agreement will terminate and be of no further force and effect upon full payment of all Debt Securities covered by the Guarantee Agreement.

          GOVERNING LAW. The Guarantee Agreement will be governed by and construed in accordance with the laws of the State of New York, without regard to conflict of laws principles thereunder, except to the extent that the law of any other jurisdiction is mandatorily applicable.


                              PLAN OF DISTRIBUTION

          FPL Group Capital may sell the Offered Debt Securities:

          (1)  through underwriters or dealers,

          (2)  through agents, or

          (3)  directly to one or more purchasers.

          THROUGH UNDERWRITERS OR DEALERS. If FPL Group Capital uses underwriters in the sale, the underwriters will acquire the Offered Debt Securities for their own account. The underwriters may resell the Offered Debt Securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The underwriters may sell the Offered Debt Securities directly or through underwriting syndicates represented by managing underwriters. Unless otherwise stated in the prospectus supplement relating to Offered Debt Securities, the obligations of the underwriters to purchase those Offered Debt Securities will be subject to certain conditions, and the underwriters will be obligated to purchase all of those Offered Debt Securities if they purchase any of them. If FPL Group Capital uses a dealer in the sale, FPL Group Capital will sell Offered Debt Securities to the dealer as principal. The dealer may then resell those Offered Debt Securities at varying prices determined at the time of resale.

          Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

          THROUGH AGENTS. FPL Group Capital may designate one or more agents to sell Offered Debt Securities. Unless stated in a prospectus supplement, the agents will agree to use their best efforts to solicit purchases for the period of their appointment.

          DIRECTLY. FPL Group Capital may sell Offered Debt Securities directly to one or more purchasers. In this case, no underwriters or agents would be involved.

          GENERAL INFORMATION. A prospectus supplement will state the name of any underwriter, dealer or agent and the amount of any compensation, underwriting discounts or concessions paid, allowed or reallowed to them. A prospectus supplement will also state the proceeds to FPL Group Capital from the sale of Offered Debt Securities, any initial public offering price and other terms of the offering of those Offered Debt Securities.

          FPL Group Capital may authorize agents, underwriters or dealers to solicit offers by certain institutions to purchase Offered Debt Securities from FPL Group Capital at the public offering price and on terms described in the related prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future.

          FPL Group Capital and FPL Group may have agreements to indemnify agents, underwriters and dealers against certain civil liabilities, including liabilities under the Securities Act of 1933.

                                     EXPERTS

          The audited consolidated financial statements of FPL Group and subsidiaries appearing in FPL Group's Annual Report on Form 10-K incorporated herein by reference have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report included in said Annual Report on Form 10-K, which report is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

          Legal conclusions and opinions specifically attributed to counsel in the documents incorporated by reference in this prospectus have been reviewed by Steel Hector & Davis LLP, West Palm Beach, Florida, counsel to FPL Group, and are set forth on the authority of that firm as experts.


                                 LEGAL OPINIONS

          Steel Hector & Davis LLP, West Palm Beach, Florida and Thelen Reid & Priest LLP, New York, New York, co-counsel to FPL Group and FPL Group Capital, will pass upon the legality of the Offered Debt Securities and the Guarantee for FPL Group Capital and FPL Group. Winthrop, Stimson, Putnam & Roberts, New York, New York will pass upon the legality of the Offered Debt Securities and the Guarantee for any underwriter, dealer or agent. Thelen Reid & Priest LLP and Winthrop, Stimson, Putnam & Roberts may rely as to all matters of Florida law upon the opinion of Steel Hector & Davis LLP. Steel Hector & Davis LLP may rely as to all matters of New York law on an opinion of Thelen Reid & Priest LLP.


                       -----------------------------------



          YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT. NEITHER FPL GROUP CAPITAL NOR FPL GROUP HAS AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION. NEITHER FPL GROUP CAPITAL NOR FPL GROUP IS MAKING AN OFFER OF THESE OFFERED DEBT SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THOSE DOCUMENTS.

                            [FPL Group Capital Logo]



                    $      % DEBENTURES, SERIES DUE      , 200


                    $      % DEBENTURES, SERIES DUE      , 200





                             THE DEBENTURES WILL BE
                           ABSOLUTELY, IRREVOCABLY AND
                          UNCONDITIONALLY GUARANTEED BY
                                 FPL GROUP, INC.


                            ------------------------


                              PROSPECTUS SUPPLEMENT
                                  AUGUST , 1999

                            ------------------------




                                 LEHMAN BROTHERS
                              GOLDMAN, SACHS & CO.
                               MERRILL LYNCH & CO.
                        FIRST UNION CAPITAL MARKETS CORP.